Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Betterware de México, S.A. de C.V. and BLSM Latino América Servicios, S.A. de C.V.:

We consent to the use in the registration statement No. 333-234692 on Form F-1 (Amendment No. 1) of Betterware México, S.A. de C.V. of our report dated September 27, 2019, with respect to the combined statements of financial position of Betterware de México, S.A. de C.V. and BLSM Latino América Servicios, S.A. de C.V. (collectively, the Group), as of December 31, 2018, December 31, 2017, and January 1, 2017, and the related combined statements of profit or loss and other comprehensive income, net parent investment, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively, the “combined financial statements”), included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated September 27, 2019 on the combined financial statements contains two emphasis of matter paragraphs that state: 1) the financial statements have been presented on a combined basis because both entities are under common control as discussed in Note 2c; and 2) the Group has corrected errors reported previously in the combined financial statements prepared in accordance with Mexican Financial Reporting Standards as discussed in Note 28.

/s/ KPMG Cárdenas Dosal, S.C.

Guadalajara Jalisco, México

December 10, 2019